Exhibit 99.1

MIVA, Inc.	Press Release

U.S. MIVA Investor Relations Contact Peter Weinberg peter.weinberg@miva.com (239) 561-7229

MIVA Announces Preliminary First Quarter 2006 Results

FORT MYERS, Fla. – April 21, 2006 – MIVA, Inc. (NASDAQ: MIVA), today announced preliminary results for its first quarter ended March 31, 2006. The Company expects to report final first quarter 2006 financial results on Monday, May 8, 2006, at approximately 4:15 p.m. ET.

Based on unaudited preliminary first quarter results, the Company expects to report revenue of $44.4 million and Adjusted EBITDA of $0.5 million, in line with the Company’s prior guidance for revenue of $43 to $45 million, and Adjusted EBITDA of $0.0 to $1.0 million.

The Company expects to report GAAP EPS of $(0.12), compared to the Company’s prior guidance for GAAP EPS of $(0.10) to $(0.07). The decrease is due primarily to higher than expected income taxes in several European subsidiaries. The Company expects to report Adjusted EPS of $(0.03), in line with the Company’s prior guidance for Adjusted EPS of $(0.04) to $(0.01).

The Company recorded cash, cash equivalents and short-term investments at March 31, 2006, of approximately $39.7 million, compared to $38.4 million at December 31, 2005.

“We are pleased we achieved our stated goal for quarter-over-quarter revenue growth and our operating expenses were consistent with our projections. At the same time, cash increased by more than $1.2 million sequentially, after a $1.1 million earnout payment related to a company acquired in 2004,” said William Seippel, chief financial officer.

Commenting on recent events, Chief Executive Officer Peter Corrao said, “Following the changes in our leadership structure, we have undertaken a comprehensive review of our business plan and key objectives for growth. We intend to run the business with continued focus on accelerating growth while ensuring rigorous discipline for streamlining operations and reducing costs. We are committed to the long-term, and we look forward to discussing our detailed financial results and plans for moving forward when we report final results on May 8, 2006.”

Management will participate in a conference call to discuss the full results and outlook for the Company on May 8, 2006, at approximately 5:00 p.m. ET. The conference call will be simulcast on the Internet at http://ir.miva.com/medialist.cfm.

A replay of the conference call will be available on the investor relations area of MIVA’s website at http://ir.miva.com/medialist.cfm. Interested parties may email questions in advance to Peter Weinberg of MIVA, Inc. at peter.weinberg@miva.com.

About MIVA®, Inc.
MIVA is a leading independent Performance Marketing Network dedicated to helping businesses grow.  Our new media platform facilitates performance marketing for partners (publishers), advertisers and consumers (end-users). Our primary focus is on providing our partners with a complete set of innovative solutions enabling the acquisition, retention and monetization of their online audiences. For our advertisers, we provide solutions to manage, optimize and measure return on investment from keyword-targeted and context-related performance marketing programs. We generate traffic and leads to our advertisers through our network of publisher partners. Our integrated e-commerce merchant solutions allow online stores to capitalize on leads by offering robust online storefront, shopping cart, shipping, and payment capabilities.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "plan,""intend,""believe" or "expect" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to successfully execute upon our corporate strategies, (2) our ability to return to positive revenue growth, and (3) our ability to control and/or reduce costs. Additional key risks are described in MIVA's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for fiscal 2005. MIVA undertakes no obligation to update the information contained herein.

Non-GAAP Financial Measures
This press release includes discussion of additional financial measures “Adjusted EBITDA” and “Adjusted Net Income,” which are not considered generally accepted accounting principle (GAAP) measures by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. MIVA provides reconciliations of these two financial measures to GAAP measures in its press releases regarding actual financial results.

MIVA believes that “Adjusted EBITDA” and “Adjusted net income/loss” provide meaningful measures for comparison of the Company’s current and projected operating performance with its historical results due to the significant increase in non-cash amortization that began in 2004 primarily due to certain intangible assets resulting from mergers and acquisitions, and the commencement in the first quarter of 2006 of expensing stock options granted to employees. MIVA defines Adjusted EBITDA as EBITDA (earnings before interest, income taxes, depreciation, and amortization) plus non-cash compensation expense and plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business. MIVA uses Adjusted EBITDA as an internal measure of its business and believes it is utilized as an important measure by the investment community. MIVA sets goals and awards bonuses in part based on performance relative to Adjusted EBITDA. MIVA defines Adjusted net income/loss as net income/loss plus amortization, plus non-cash compensation expense and plus or minus certain identified revenues or expenses that are not expected to recur or be representative of future ongoing operation of the business, in each case including the tax effects (if any) of the adjustment. MIVA believes the use of these measures does not lessen the importance of GAAP measures.

®Registered trademark of MIVA, Inc.

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